November 18, 2022

David J. Stetson
P.O. Box 848
Bristol, TN 37621

Dear David:

This letter confirms the agreement between you and Alpha Metallurgical Resources, Inc. (the “Company”) regarding your transition from Chief Executive Officer of the Company to Executive Chairman. Such transition will occur on the following terms and conditions:

•You hereby agree that your resignation as Chief Executive Officer of the Company will occur on December 31, 2022, and on January 1, 2023 you will assume the role of Executive Chairman. You will serve as Executive Chairman from that date until December 31, 2023, at which time your employment will terminate. You will then become Non-Executive Chairman on January 1, 2024 and serve in that capacity until April 30, 2024.
•You agree that the Amended and Restated Employment Agreement, dated January 26, 2021, as further amended, is hereby terminated as of December 31, 2022, and replaced with this agreement.
•As Executive Chairman, you will remain a fulltime employee of the Company and shall have such duties, responsibilities and authorities customarily associated with such position as approved by the Board of Directors. Your employment with the Company will continue to be “at will”, meaning that either you or the Company will be entitled to terminate your employment at any time, with or without cause, subject to the terms hereof; provided however, that the Company shall give sixty (60) days notice of termination if your employment is termination without cause.
•Your compensation as Executive Chairman will consist of the following components:
1.Base Salary: Effective January 1, 2023, you will receive an annual base salary of $800,000.00 pro-rated for any partial year of service as Executive Chairman. Your base salary will be paid in accordance with the Company’s standard payroll practice.
2.Annual Bonus: You will be eligible to participate in the Company’s Annual Incentive Bonus (“AIB”) Plan, subject to the terms and conditions of such plan, with a target bonus opportunity of 100% of your annual base salary, and a maximum bonus opportunity of 200% of your annual base salary.
3.LTIP: You will be eligible to receive Long-Term Incentive Plan (LTIP) awards with an annual target award amount of 200% of your annual base salary, consisting of Performance Share Units and Restricted Share Units, in accordance with the Company’s Long-Term Incentive Plan.
    §    Future LTIP Grants. For the avoidance of doubt, subject to your continued service as Executive Chairman through the date of grant, you will be eligible to receive annual LTIP awards which awards will be subject to the terms and conditions of the Company’s Long-Term Incentive Plan (the “Plan”) and the applicable award agreements evidencing such awards. You will be eligible for pro-rated vesting under and pursuant to the terms of the applicable LTIP awards should your employment terminate prior to fully vesting in such awards.
    §    Outstanding LTIP Awards. You will continue to vest in your outstanding LTIP awards while servicing as Executive Chairman, subject to the terms and conditions of the Plan and the applicable award agreements.
4.Employment Benefits: You will remain eligible to participate in the employee benefit plans and programs offered to other employees of the Company, consistent with the terms thereof and as such plans and programs may be amended from time to time.
5.Company Vehicle: You will be entitled to the use of a Company vehicle in accordance with the Company’s vehicle-usage policies.
6.One-Time Equity Award: In recognition of your performance as CEO and your generous waiver of your equity awards in 2021, the Board hereby grants a one-time equity award of 30,000 Restricted Stock Units, effective on the date hereof, with 10,000 shares to be vested on January 1, 2023, 10,000 shares to be vested on June 30, 2023, and 10,000 shares to be vested on December 31, 2023, provided, however, that upon your involuntary departure from the Board, all such shares shall immediately vest.
•You will serve as Executive Chairman until December 31, 2023 or your earlier removal or resignation.
•The Board of Directors of the Company will nominate you for election to the Board at the 2023 Annual Meeting of Shareholders.
•The Company may withhold from any amounts payable to you hereunder all federal, state, city or other taxes or deductions that the Company reasonably determines are required to be withheld pursuant to any applicable law or regulation.

If this document correctly sets forth our agreement on the subject matter hereof, please sign and return to the Company the enclosed copy of this agreement which will then constitute our agreement on this matter.

Sincerely,

ALPHA METALLURGICAL RESOURCES, INC.

	By:	/s/ Roger L. Nicholson
Roger L. Nicholson
Executive Vice President, Chief Administrative Officer, General Counsel & Secretary

ACKNOWLEDGED AND ACCEPTED as
of this 18th day of November, 2022
/s/ David J. Stetson
David J. Stetson